Exhibit 99.1

a21 Announces First Quarter 2008 Results

JACKSONVILLE, Fl. — May 15, 2008 - a21, Inc. ("a21") (OTCBB: ATWO), a leading online digital content marketplace, today reported its financial results for the first quarter ended March 31, 2008.

Revenue for the first quarter of 2008 was $5.1 million compared to $6.1 million for the same prior year period.  Total cost of sales for the first quarter of 2008 were $2.3 million, or 45% of revenues, compared to $2.3 million, or 38% of revenues, for the same prior year period. The decline in revenue is attributed to challenging market conditions.

First quarter 2008 selling, general, and administrative expenses of $3.2 million were down approximately $500,000, compared to the same prior year period. The year over year decrease can be attributed to the Company’s efficiency improvement and cost control initiatives. Depreciation and amortization expense for the first quarter of 2008 was $587,000.

The net loss for the first quarter of 2008 was $1.4 million, or $0.02 per fully diluted share, compared to a net loss of $1.0 million, or $0.01 per fully diluted share, for the same prior year period. At March 31, 2008, the Company’s cash position was $1.1 million and working capital was $570,000.

John Ferguson, Chief Executive Officer of a21, said, “We remain focused on positioning a21 in order to best leverage its strengths.  Despite the challenging market conditions, we have continued to reduce costs and improve organizational efficiency.  We believe that we can leverage our marketing initiatives into improved performance as we look for market conditions to stabilize in the near-term.”

About a21
a21 (www.a21group.com) is a leading online digital content company. Through SuperStock (www.superstock.com; www.superstock.co.uk; and www.purestockx.com), and ArtSelect (www.artselect.com), a21 delivers high quality images, art framing, and exceptional customer service. a21 and its companies, with offices in Florida, Iowa, and London, provide valuable and viable choices to key business partners and customers in the stock image, art and wall decor industries.

The statements contained in this press release contain certain forward-looking statements, including statements regarding a21, Inc.'s expectations, intentions, strategies, and beliefs regarding the future. All statements contained herein are based upon information available to a21, Inc.'s management as of the date hereof and actual results may vary based upon future events, both within and without the control of a21, Inc.'s management.